Exhibit 99.2

Chevron Extends Early Participation Date to August 18, 2023 and Expiration Date to September 1, 2023 of its

Offer to Exchange 5.750% Senior Notes due 2026 Issued by PDC Energy, Inc.

For 5.750% Senior Notes due 2026 to be Issued by Chevron U.S.A. Inc. and Guaranteed by Chevron Corporation

SAN RAMON, Calif., August 14, 2023—Chevron Corporation (“Chevron”) (NYSE:CVX) and Chevron U.S.A. Inc., a subsidiary of Chevron (“CUSA”), today announced the early participation date and the consent revocation deadline have been extended to 5:00 p.m., New York City time, on August 18, 2023 (the “New Early Participation Date” and the “New Consent Revocation Deadline”, respectively) and the expiration date has been extended to one minute after 11:59 p.m., New York City time on September 1, 2023 (the “New Expiration Date”), with respect to their previously announced (i) offer to exchange (the “exchange offer”) any and all validly tendered (and not validly withdrawn) and accepted 5.750% Senior Notes due 2026 (the “Old Notes”) issued by PDC Energy, Inc. (“PDC Energy”) for 5.750% Senior Notes due 2026 to be issued by CUSA and fully and unconditionally guaranteed by Chevron (the “CUSA Notes”) and cash, and (ii) the related solicitation of consents (the “consent solicitation”) to certain proposed amendments to the indenture pursuant to which the Old Notes were issued (the “PDC Indenture”). A registration statement on Form S-4 (File Nos. 333-273642 and 333-273642-01) (the “Registration Statement”) relating to the issuance of the CUSA Notes was filed with the Securities and Exchange Commission (“SEC”) on August 3, 2023. The Registration Statement is currently undergoing review by the SEC and is not yet effective. CUSA and Chevron intend to promptly file an amendment to the Registration Statement. All other terms, provisions and conditions of the exchange offer and consent solicitation will remain in full force and effect. In exchange for each $1,000 principal amount of Old Notes that is validly tendered after the New Early Participation Date but prior to the New Expiration Date and not validly withdrawn, holders of such Old Notes will be eligible to receive the Exchange Consideration (as defined below). The settlement date of the exchange offer and consent solicitation will be September 5, 2023.

Aggregate Principal Amount (mm)	Title of Old Notes	Issuer	CUSIP No.	Title of Notes to be Issued by CUSA and Guaranteed by Chevron Corporation	Exchange Consideration(1)	Early Participation Premium(2)	Total Consideration (1)(2) (3)
$750	5.750% Senior Notes due 2026	PDC Energy, Inc.	69327RAJ0	5.750% Senior Notes due 2026	$970 of CUSA Notes	$30 of CUSA Notes and $1 in cash	$1,000 of CUSA Notes and $1 in cash

(1)	Consideration in the form of principal amount of CUSA Notes per $1,000 principal amount of Old Notes validly tendered and accepted for exchange, subject to any rounding as described herein.

(2)	Consists of $30 principal amount of CUSA Notes and $1 of cash per $1,000 principal amount of Old Notes validly tendered and not validly withdrawn prior to the New Early Participation Date.

(3)	Includes the Early Participation Premium (as defined below) for Old Notes validly tendered prior to the New Early Participation Date and not validly withdrawn.

In exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to the New Early Participation Date, and not validly withdrawn, holders of such Old Notes will be eligible to receive the total consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of the CUSA Notes and $1 of cash. The Total Consideration includes an early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of the CUSA Notes per $1,000 principal amount of Old Notes and $1 of cash per $1,000 principal amount of Old Notes. In exchange for each $1,000 principal amount of Old Notes that is validly tendered after the New Early Participation Date but prior to the New Expiration Date and not validly withdrawn, holders of such Old Notes will be eligible to receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which consists of $970 principal amount of CUSA Notes for each $1,000 of Old Notes tendered.

Tenders of Old Notes in connection with the exchange offer may be withdrawn at any time prior to the New Expiration Date. Following the New Expiration Date, tenders of Old Notes may not be validly withdrawn unless Chevron and CUSA are otherwise required by law to permit withdrawal. Consents to the proposed amendments may be revoked at any time prior to the New Consent Revocation Deadline but may not be revoked at any time thereafter. Consents may be revoked only by validly withdrawing the associated tendered Old Notes. A valid withdrawal of tendered Old Notes prior to the New Consent Revocation Deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the PDC Indenture, and a revocation of a consent to the proposed amendments prior to the New Consent Revocation Deadline will be deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the New Consent Revocation Deadline will not be deemed a revocation of the related consents, and the consents will continue to be deemed delivered.

As of 5:00 p.m., New York City time, on August 11, 2023, 12,110,000 aggregate principal amount of the Old Notes had been validly tendered and not validly withdrawn in connection with the exchange offer.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions set forth in the Registration Statement, including (i) the closing of the merger between PDC Energy and Bronco Merger Sub Inc., pursuant to which PDC Energy will continue as the surviving corporation and a direct, wholly owned subsidiary of Chevron (the “merger condition”), and (ii) that the holders of a majority of the outstanding Old Notes have validly tendered and not validly withdrawn such Old Notes in the exchange offer. Chevron and CUSA may, at their option and in their sole discretion, waive any such conditions except for the condition that the Registration Statement of which the Preliminary Prospectus forms a part has been declared effective by the SEC. All conditions to the exchange offer must be satisfied or, where permitted, waived, at or by the New Expiration Date. The merger condition was satisfied on August 7, 2023, when PDC Energy became a wholly owned subsidiary of Chevron.

The exchange offer and consent solicitation are being made pursuant to the terms and conditions set forth in the CUSA and Chevron prospectus, dated August 3, 2023 (the “Preliminary Prospectus”), related to the Registration Statement. Copies of the Preliminary Prospectus are available to holders through the exchange agent and information agent, D.F. King & Co., Inc.

Questions concerning the terms of the exchange offer or the consent solicitation for the Old Notes should be directed to the dealer manager and solicitation agent:

Barclays Capital Inc.

745 7th Avenue

New York, New York 10019

Attention: Liability Management Group

(800) 438-3242 (toll-free)

(212) 528-7581 (collect)

Email: us.lm@barclays.com

Questions concerning tender procedures for the Old Notes and requests for additional copies of the Preliminary Prospectus should be directed to the exchange agent and information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Phone: (212) 269-5550

Toll Free: (888) 628-1041

Email: chevron@dfking.com

This press release is not an offer to sell or a solicitation of an offer to buy any of the CUSA Notes and is not a solicitation of the related consent. The exchange offer and consent solicitation may be made solely pursuant to the terms and conditions of the Preliminary Prospectus and the other related materials. The exchange offer and consent solicitation are not being made in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The CUSA Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the CUSA Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the CUSA Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The CUSA Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the

“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the CUSA Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the CUSA Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This communication is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “FPO”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the FPO (all such persons together being referred to as “relevant persons”). The CUSA Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such CUSA Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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Contact: Randy Stuart — +1 713 283-8609

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for Chevron’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which Chevron operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in Chevron’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which Chevron operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of Chevron’s suppliers, vendors, partners and equity affiliates; the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of Chevron’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chevron’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the ability to successfully consummate the exchange offer; the ability to successfully integrate the operations of Chevron and PDC Energy and achieve the anticipated benefits from the transaction, including the expected incremental annual free cash flow; Chevron’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of Chevron’s operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; the receipt of required authorizations by Chevron’s board of directors to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; the outcome of the exchange offer and consent solicitation in the Preliminary Prospectus; and other risk factors set forth in the Preliminary Prospectus, Chevron’s proxy statement/prospectus on Form S-4 filed with the SEC on June 20, 2023, June 29, 2023, and July 5, 2023, Chevron’s Annual Report on Form 10-K for the year ended December 31, 2022, Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and in subsequent filings with the SEC. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.